Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS FIRST QUARTER 2019 RESULTS

Record Net Income, Growth in Loans, Deposits and Merchant Processing Income

Jericho, NY – April 25, 2019 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the holding company for Esquire Bank, National Association (“Esquire Bank”), today announced its operating results for the first quarter of 2019. Significant achievements during the quarter include:

•

Net income increased 52% to $3.0 million, or $0.39 per diluted common share, for the current quarter compared to net income of $2.0 million, or $0.26 per diluted common share, for the comparable period in 2018.

•	Returns on average assets and common equity were 1.79% and 12.86%, respectively, as compared to 1.48% and 9.52% for the quarter ended March 31, 2018.

•	Supported by an enviable net interest margin of 4.94%, net interest income for the first quarter increased $1.8 million, or 30%, to $7.9 million compared to 2018.
•	Total assets increased 34% annualized, or $56.2 million, to $720.1 million when compared to December 31, 2018.
•	Loans increased 19% annualized to $490.0 million on a linked quarter basis, primarily driven by our commercial attorney loan portfolio.
•	Continued solid asset quality metrics with no non-performing assets and an allowance for loan losses to total loans of 1.23% at March 31, 2019.
•	Merchant services fees increased 78% to $1.8 million compared to the quarter ended March 31, 2018.
•	Efficiency ratio declined to 54.8% for the first quarter of 2019 compared to 64.5% for the comparable period of 2018.
•

Deposits totaled $615.0 million, a $46.6 million, or 33% annualized increase from December 31, 2018 with an impressive cost of funds of 0.39% (including demand deposits). Deposit growth was primarily driven by our litigation market customers.

•	Announced a stock repurchase program for up to 300,000 shares of common stock, or approximately 4.0% of the Company’s outstanding shares, on January 9, 2019.
•	Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“Industry leading returns were driven by our strong net interest margin, low cost branchless deposits, diverse mix of revenue and a strong efficiency ratio,” stated Tony Coelho, Chairman of the Board.

“We believe in building long-term shareholder value through focused growth, quality earnings, diversification of revenue streams and investing in talented people and technology, “stated Andrew C. Sagliocca, President and Chief Executive Officer. “The continued success of our unique model will be the key to delivering outstanding financial results in the future.”

First Quarter Net Earnings and Returns

Net income for the quarter ended March 31, 2019 was $3.0 million, or $0.39 per diluted common share, compared to $2.0 million, or $0.26 per diluted common share for the same period in 2018.  Returns on average assets and common equity for the current quarter were 1.79% and 12.86% compared to 1.48% and 9.52% for the same period of 2018.

Net interest income for the first quarter of 2019 increased $1.8 million, or 30.1%, to $7.9 million, primarily due to growth in average interest earning assets totaling $122.0 million, or 23.1%, to $651.0 million when compared to 2018. Our net interest margin increased to 4.94% for the first quarter of 2019 compared to 4.67% in 2018 due to volume increases in higher yielding loan categories coupled with increases in short-term interest rates. Average loans in the quarter increased $107.1 million, or 30.2%, to $462.2 million and average securities increased $17.5 million, or 12.8%, to $154.1 million when compared to the first quarter of 2018.  Loan growth was primarily driven by commercial attorney and commercial real estate loans while management also took advantage of increases in short-term interest rates by deploying excess funds into the investment portfolio. Increases in loans represent organic growth funded with core deposits, defined by management as total deposits excluding certificates of deposit. Core deposits represent 96.7% of total deposits at March 31, 2019 while our loan-to-deposit ratio was 79.7%.

The provision for loan losses was $425 thousand for the first quarter of 2019, $200 thousand higher than the comparable period in 2018. The higher provision for the three months ended March 31, 2019 is reflective of growth in the loan portfolio. As of March 31, 2019, Esquire had no delinquent loans and no non-performing assets.

Non-interest income was $2.1 million for the first quarter of 2019 consistent with the prior year quarter. Our merchant services platform experienced strong growth, offset by decreased administrative service payments (“ASP”). Merchant processing income increased $793 thousand or 77.7% compared to the first quarter of 2018.  The increase in merchant processing income was a direct result of growth in our sales channels through independent sales organizations (“ISOs”) and merchants.  We continue to focus on prudently growing this source of stable fee income.  Other non-interest income, consisting primarily of ASP fee income on off-balance sheet funds, declined by $787 thousand or 74.7% compared to the quarter ended March 31, 2018. Our ASP fee income is impacted by the volume of off-balance sheet funds, the duration of these funds, and short-term interest rates.

Non-interest expense was $5.5 million for the first quarter of 2019,  $208 thousand higher than the comparable period in 2018 which was driven by an increase in compensation and benefits partially offset by a decrease in professional and consulting costs. The increase in compensation and benefits costs was due to an increase in the number of employees and related compensation.  Professional and consulting costs were higher in prior year due to additional costs related to commencing strategic projects during the first quarter of 2018. The Company’s efficiency ratio continued to improve to 54.8% for the three months ended March 31, 2019.

The effective tax rate for the first quarter of 2019 was approximately 27%.

Balance Sheet

At March 31, 2019, total assets were $720.1 million, reflecting a $151.0 million, or 26.5% increase from March 31, 2018. This increase is primarily attributable to increases in loans totaling $122.4 million, or 33.3%, to $490.0 million and increases in securities available for sale totaling $8.1 million, or 5.6%, to $152.9 million at March 31, 2019. Loan growth was primarily driven by commercial attorney and commercial real estate loans while management also took advantage of increases in short-term interest rates by deploying excess funds into the investment portfolio.  The growth in loans and securities was funded with core low-cost deposits. The allowance for loan losses was $6.0 million, or 1.23% of total loans, as compared to $4.5 million, or 1.22% of total loans at March 31, 2018.

Total deposits were $615.0 million at March 31, 2019, a $133.3 million, or 27.7% increase from March 31, 2018. This was primarily due to a $84.6 million, or 30.2% increase in Savings, NOW and Money Market deposits to $364.8 million and a $65.0 million, or 39.4% increase in non-interest bearing demand deposits to $230.1 million.  Both increases are primarily due to increases in commercial and escrow low-cost deposits from our litigation and merchant customers.

Stockholders’ equity increased $12.8 million to $97.5 million at March 31, 2019 compared to March 31, 2018. Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

The Company anticipates continued earnings growth in 2019 driven by its lending pipelines as well as its merchant services fee income opportunities.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a bank holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible merchant services solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements”  relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s 10-K as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statement of Condition (unaudited)

(all dollars in thousands except per share data)

	March 31,	December 31,	March 31,
	2019	2018	2018
ASSETS
Cash and cash equivalents	$49,913	$30,562	$42,542
Securities available for sale, at fair value	152,909	145,698	144,859
Securities, restricted at cost	2,583	2,583	2,183
Loans	490,019	468,101	367,654
Less: allowance for loan losses	(6,049)	(5,629)	(4,489)
Loans, net of allowance	483,970	462,472	363,165
Premises and equipment, net	2,920	2,694	2,461
Other assets	27,788	19,890	13,886
Total Assets	$720,083	$663,899	$569,096

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$230,062	$212,721	$165,076
Savings, NOW and money market deposits	364,805	335,283	280,224
Certificates of deposit	20,115	20,417	36,432
Total deposits	614,982	568,421	481,732
Other liabilities	7,628	2,704	2,700
Total liabilities	622,610	571,125	484,432
Total stockholders' equity	97,473	92,774	84,664
Total Liabilities and Stockholders' Equity	$720,083	$663,899	$569,096

Selected Financial Data
Common shares outstanding	7,532,723	7,532,723	7,445,723
Book value per common share	$12.94	$12.32	$11.37
Equity to assets	13.54%	13.97%	14.88%

Capital Ratios (1)
Tier 1 leverage ratio	13.38%	13.26%	13.00%
Common equity tier 1 capital ratio	16.84%	17.54%	17.66%
Tier 1 capital ratio	16.84%	17.54%	17.66%
Total capital ratio	17.99%	18.70%	18.81%

Asset Quality Ratios
Allowance for loan losses to total loans	1.23%	1.20%	1.22%
Non-performing loans to total loans	—%	—%	—%
Non-performing assets to total assets	—%	—%	—%

(1) Regulatory capital ratios presented on bank-only basis.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Income Statement (unaudited)

(all dollars in thousands except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Interest income	$8,483	$8,198	$6,270
Interest expense	555	471	174
Net interest income	7,928	7,727	6,096
Provision for loan losses	425	400	225
Net interest income after provision for loan losses	7,503	7,327	5,871

Non-interest income:
Merchant processing income	1,814	1,429	1,021
Other non-interest income	267	571	1,054
Total non-interest income	2,081	2,000	2,075

Non-interest expense:
Employee compensation and benefits	3,436	2,810	3,061
Other expenses	2,045	2,595	2,212
Total non-interest expense	5,481	5,405	5,273
Income before income taxes	4,103	3,922	2,673
Income taxes	1,118	1,049	715
Net income	$2,985	$2,873	$1,958

Earnings per Common Share
Basic	$0.40	$0.39	$0.27
Diluted	$0.39	$0.37	$0.26

Selected Financial Data
Return on average assets	1.79%	1.74%	1.48%
Return on average common equity	12.86%	12.74%	9.52%
Net interest margin	4.94%	4.83%	4.67%
Efficiency ratio(1)	54.8%	55.6%	64.5%

(1) Efficiency ratio represents noninterest expenses divided by the sum of net interest income plus noninterest income.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yields/Cost (unaudited)

(all dollars in thousands)

	For the Three Months Ended March 31,
	2019			2018
			(Dollars in thousands)
	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
INTEREST EARNING ASSETS
Loans	$462,225	$7,192	6.31%	$355,101	$5,289	6.04%
Securities, includes restricted stock	154,063	1,065	2.80%	136,577	865	2.57%
Interest earning cash	34,698	226	2.64%	37,323	116	1.26%
Total interest earning assets	650,986	8,483	5.28%	529,001	6,270	4.81%

NON-INTEREST EARNING ASSETS	23,598			6,241

TOTAL AVERAGE ASSETS	$674,584			$535,242

INTEREST-BEARING LIABILITIES

Savings, NOW, Money Markets	$323,568	$429	0.54%	$243,909	$121	0.20%
Time deposits	20,271	125	2.50%	30,182	48	0.64%
Total deposits	343,839	554	0.65%	274,091	169	0.25%
Short-term borrowings	1	—	-%	2	—	—%
Secured borrowings	89	1	6.37%	278	5	7.29%
Total interest-bearing liabilities	343,929	555	0.65%	274,371	174	0.26%

NON-INTEREST BEARING LIABILITIES
Demand deposits	230,774			175,636
Other liabilities	5,773			1,762
Total non-interest bearing liabilities	236,547			177,398
Stockholders' equity	94,108			83,473

TOTAL AVG. LIABILITIES AND EQUITY	$674,584			$535,242
Net interest income		$7,928			$6,096
Net interest spread			4.63%			4.55%

Net interest margin			4.94%			4.67%